Exhibit 10.16

MACROGENICS, INC.

LEASE AGREEMENT

THIS LEASE AGREEMENT, made this 6th day of November 2014, by and between RED GATE III LLC (“LANDLORD”) and MACROGENICS, INC. (“TENANT”).

W I T N E S S E T H:

1.	DEMISE OF PREMISES

Landlord hereby demises unto Tenant, and Tenant hereby leases from Landlord for the terms and upon the conditions set forth in this Lease approximately 9,416 square feet of space in the building located at 9620 Medical Center Drive, Rockville, MD (the “Building”), as set forth on Exhibit B, hereto attached, said space being referred to as the “Premises”.

Landlord’s architect shall provide an accurate measurement of the Premises based upon a reasonable Building Owners and Managers Association (“BOMA”) calculation.

Landlord shall maintain the Building and Common Areas, as required, in accordance with all applicable laws, including, but not limited to the Americans with Disabilities Act of 1990, as amended (the “ADA”). Landlord shall deliver the Premises in compliance with all applicable laws, including the ADA, and that the HVAC, plumbing and wiring serving the Premises are operational and in good working order.

2.	TERM

The term of this Lease shall be for a period of five (5) years, commencing on the 1st day of February, 2015 (“Commencement Date”), and terminating on the 31st day of January 2020 (“Expiration Date”), with an option for an additional five (5) years on the same terms and conditions in this Lease, provided that Tenant shall have given the Landlord written notice of Tenant’s intention to do so at least six (6) months prior to the expiration of this Lease and that Tenant is not in default under this Lease beyond any applicable notice and cure period.

In the event the Landlord is not able to deliver possession of the Premises to Tenant upon the Commencement Date because Landlord has not fully completed the Landlord’s Work (as hereinafter defined), or an earlier tenant has failed to vacate the Premises, the Commencement Date shall be extended to the date said Work is completed and/or the earlier tenant has vacated and the Expiration Date shall be similarly extended.

The date of delivery of the Premises by Landlord to Tenant shall be that date on which all required improvements to be furnished by Landlord as stated in Exhibit “A” have been substantially completed except for punch list items and the occupancy certificate has been issued, unless Tenant’s act or omissions have caused such approval to be denied, in which case Tenant shall be deemed to have waived this condition. Rent shall be pro-rated for any portion of the initial month in which Tenant is required to commence rental payments hereunder, which does not commence with the first day thereof.

At any time prior to delivery of possession of the Premises, Tenant shall have the right to enter upon the Premises for the purpose of taking measurements, and/or installing its equipment/casework/security and information technology. infrastructure provided such entry does not unreasonably interfere with or obstruct the progress of work being done by the Landlord.

3.	RENT

The Tenant shall pay to the Landlord an annual rental (herein called “Minimum Rent”) in the amount of One Hundred Ninety Three Thousand Twenty Eight and NO/100 DOLLARS ($193,028.00), subject to adjustment as hereinafter set forth, payable without deduction or set off in equal monthly installments of Sixteen Thousand Eighty Five and 67/100 DOLLARS ($16,085.67) in advance, the first installment of which is due and payable upon signing of the Lease and after the Commencement Date all subsequent monthly installments shall be due and payable on the first day of each calendar month thereafter during the term of the Lease until the total rent provided for herein is paid. No payment by Tenant or receipt of Landlord of a lesser amount than a monthly installment of rent herein stipulated, or endorsement or statement on any check or any letter accompanying any check for payment as rent be deemed an accord and satisfaction, and Landlord may accept such check for payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided for in this Lease.

4.	ABATEMENT

Tenant shall receive a Minimum Rent abatement totaling Sixty Four Thousand Three Hundred Forty Two and 68/100 Dollars ($64,342.68). Such abatement shall be applied to the Minimum Rent payable by Tenant for the first four (4) months of the initial term. Tenant shall still be responsible for any additional expenses as set forth in Lease.

5.	ADJUSTMENT OF MINIMUM RENT

The Minimum Rent shall be increased at the end of each lease year during the term hereby by three percent (3%) of the rent then being paid. There shall be no pass-throughs of increases in operating expenses except for increases in real estate taxes or as otherwise provided for herein (“Operating Expenses”).

6.	REAL ESTATE TAXES

In the event the real estate taxes levied or assessed against the land plot and Building on which the Premises are a part in future tax years are greater than the real estate taxes for the Base Year, the Tenant shall pay within fifteen (15) days after submission of the bill to Tenant for the increase in real estate taxes, as additional rent, a proportionate share of such increase, which proportionate share shall be computed at 14.66% of the increase in taxes, but shall exclude any fine, penalty, or interest charge for late or non-payment of taxes by Landlord. The Base Year shall be July 1, 2014, to June 30, 2015. In the event that the BOMA assessment calculation undertaken by Landlord in Section 1 changes the proportion of the square feet of space of the Premises compared to the total square feet of space to the Building, then Tenant’s share of increases of real estate taxes set forth in the preceding paragraph of this Section 6, shall be adjusted to such new proportions. Upon Tenant’s request, Landlord shall provide Tenant with a copy of each tax bill received by Landlord relating to the land and Building on which the Premises are a part.

Any reasonable expense incurred by Landlord (including counsel fees) in contesting any tax increase shall be pro-rated according to Tenant’s pro-rated share of the taxes and included as an item of taxes for the purpose of computing additional rent due Landlord. Landlord, however, shall be under no obligation to contest any tax increase. If Tenant requests in writing, that the Landlord appeal an increased assessment or tax; Tenant may contest such tax assessments.

7.	UTILITIES

Tenant shall be responsible for the payment of all utilities used or consumed by the Tenant in and upon the Premises. Utilities shall be separately metered with the cost of such separate metering to be borne by Landlord, or an equitable allocation made between the Tenants in the Building. In the event any utility service to the Premises shall be interrupted for a continuous period of more than two (2) days due to the gross negligence, willful misconduct, illegal conduct or breach of this Agreement by Landlord, its agents or servants, the Minimum Rent shall abate until such services are rendered.

Landlord shall not be liable to Tenant for any damage or inconvenience caused by the cessation or interruption of any utility service, or the elevators in the Building, occasioned by a cause beyond Landlord’s control.

8.	USE OF PREMISES

Tenant shall use the Premises only for Office and Laboratory purposes consistent with Tenant’s business, and for no other purpose, except as approved by Landlord in advance, in writing, which approval shall not be unreasonably withheld. Tenant shall not make any use of the Premises which would disturb the quiet enjoyment of the Landlord or other tenants in the Building or prejudice or increase the fire insurance premium for the Building, and shall comply with all laws and regulations of all governmental authorities pertaining to Tenant’s use of Premises, including zoning regulations.

9.	WASTE REMOVAL

Tenant shall be responsible for removal of waste generated by Tenant’s operation. This includes waste service fees levied by local jurisdictions.

10.	HAZARDOUS MATERIALS

Tenant shall be permitted to store Hazardous Materials on the Premises and shall comply with all laws and regulations of all governmental authorities pertaining to Tenant’s use of the Premises, including, without limitation, all Environmental Laws (as hereinafter defined) and laws pertaining to Hazardous Materials and Air and Water Quality. The term “Hazardous Materials” means and includes any petroleum products and/or any hazardous toxic or other dangerous waste, substance or material defined as such in the Environmental Laws. The term “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, any “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning the use or storage of Hazardous Materials. All such materials must be completely removed upon expiration of this Lease, and any de-contamination certificates required by the Landlord or any government authority must be obtained by Tenant and delivered to the Landlord.

Tenant shall obtain and maintain, in full force and effect, all necessary government licenses, permits and approvals legally required for materials used in the conduct of its business. If the presence of any Hazardous Materials on the Premises caused or permitted by Tenant results in any contamination of the Premises or any portion of the Building or Common Areas, Tenant shall promptly take all actions, at its sole expense, necessary to return the Premises to the condition existing prior to the introduction of such Hazardous Materials, provided that all such actions shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld.

At the Commencement Date of the Lease and on January 1 of each year thereafter, Tenant shall disclose to Landlord the names and amounts of all Hazardous Materials which are to be stored, used or disposed of on the Premises.

Any Hazardous Materials stored or used on the Premises must not in any way prejudice the Landlord’s insurance or increase the fire hazards to a greater extent than necessarily incident to the business for which the Premises are leased.

Tenant shall indemnify and hold harmless Landlord, its officers, members and employees against any and all claims, actions, proceedings or liabilities of any kind to any third party or governmental authority arising out of or in connection with the presence of any Hazardous Materials on the Premises or used in connection with Tenant’s business, or the violation by Tenant of any applicable Environmental Laws. In the event Tenant uses and/or stores Hazardous Materials on the Premises, Tenant shall maintain and carry during such use or storage of this Lease a Pollution and Nuclear Waste insurance policy which shall designate Landlord as a named insured which provides coverage for i) extraction of pollutants from land or water resulting from the discharge, dispersal, seepage, migration, release or escape of pollutants from a specified cause; and ii) radioactive contamination.

11.	LATE CHARGE

If any installment of Minimum Rent accruing herein shall not be paid within five (5) days of due date, and other sums not paid within fifteen (15) days of due date, more than once in any 12-month period, such installment and other sums shall be increased without affecting the Landlord’s other rights under this Lease, by a late charge of five percent (5%) of the delinquent installment, anything contained herein to the contrary notwithstanding.

12.	REPAIRS AND MAINTENANCE

Landlord shall be responsible for all structural repairs, including repairs to the roof and load-bearing walls of the Building, for maintaining the parking area and sidewalks, the Common Areas (as hereinafter defined) and any Building systems and equipment in unleased areas in the Building. Landlord will repair and replace any glass breakage, provided it is not the result of the Tenant’s willful or negligent act.

The Tenant shall be responsible for the maintenance and repair of the Premises and all fixtures, appliances, light bulbs and equipment therein, including, but not limited to, the heating and air conditioning system(s) (hereinafter “HVAC”) serving the Premises except as set forth herein. Landlord will pay for major HVAC component replacement and all repairs to the Landlord installed HVAC system(s) in excess of Four Hundred Dollars ($400.00) per occurrence per HVAC unit. All major replacements or repairs will be performed by Landlord unless written permission is otherwise given. Landlord hereby represents that the HVAC is in good and proper working order upon the Commencement Date hereof.

Tenant covenants and agrees to obtain a maintenance, repair and service contract on the HVAC; said contract to be on such terms and with such company as shall be approved by Landlord. Tenant will notify Landlord if costs for repairs will exceed $400.00 prior to making repairs. Landlord, in Landlord’s commercially reasonable judgment, will make such repairs at Landlord’s sole expense, provided it is not the result of the Tenant’s willful or negligent act.

Tenant shall be responsible for removal of waste generated by Tenant’s operation and provide its own janitorial and cleaning service within the Premises. This includes waste service fees levied by local jurisdictions.

Tenant, at its sole expense, shall keep all Tenant fixtures and equipment in the Premises in safe and sanitary condition and good order and repair, together with related plumbing, electrical or other utility service, whether installed by Tenant or by Landlord on Tenant’s behalf. Subject to Section 29, Tenant shall pay for all damage to the Building and any fixtures and appurtenances related thereto due to the malfunction, lack of repair, or improper installation of the Tenant’s fixtures and equipment.

13.	COMMON AREAS

In addition to the use of the Premises, Tenant, its employees and business invitees shall have the right to use the Common Areas in common with Landlord and other tenants of the Building, their employees and visitors. The term “Common Areas” shall mean those portions of the Building and the land upon which the Building is erected which Landlord may from time to time designate for Tenant’s non-exclusive use, which may include the entrance, foyer and lobby corridors, lavatories, stairwells, elevators, and parking areas. All Common Areas shall be subject to the exclusive control of the Landlord. The Landlord shall operate, manage, light and maintain the Common Areas. Landlord with prior written notice reserves the right to change the size, area, level, location and arrangement of the Common Areas and any such change or rearrangement shall not affect the obligations of the Landlord and Tenant hereunder.

Landlord will provide maintenance and cleaning of these Common Areas consistent with similar office/lab building located in the Rockville/Shady Grove submarkets. In all Common Areas, Landlord will replace all standard fluorescent bulbs and all incandescent bulbs. Landlord will provide and maintain passenger elevator(s) for ingress to and egress from the Premises.

14.	LANDLORD’S WORK PRIOR TO COMMENCEMENT OF TERM

Landlord shall make the following improvements to the Premises prior to the commencement of the term of the Lease: Construction in accordance with Exhibits A and B (hereinafter “Landlord’s Work”).

15.	TENANT ALTERATIONS

All alterations, improvements, or additions to the demised Premises to be made by Tenant (other than cosmetic changes not costing more than $50,000 in any 12 mo. period) shall be subject to the written consent of the Landlord, which consent shall not be unreasonably withheld, provided such alterations and improvements do not weaken the structural integrity of the Building or detract from its dignity and/or uniformity. All alterations and improvements and/or additions made by Tenant shall remain upon the Premises at the expiration or earlier termination of this Lease and shall become the property of the Landlord, unless Landlord shall, at the time of approval of the alteration, provide written notice to Tenant to remove the same, in which event Tenant shall remove such alterations, improvements and/or additions, and restore the Premises to a good order and condition, reasonable wear and tear and unavoidable casualty excepted. Should Tenant fail to do so, Landlord may do so, collecting the reasonable cost and expense thereof from Tenant as additional rent.

16.	TRADE FIXTURES

All trade fixtures, telephone and computer equipment, and apparatus installed by Tenant in the Premises shall remain the property of Tenant and shall be removed at the expiration or earlier termination of this Lease and, upon such removal, Tenant shall repair any damage caused by the removal and shall promptly restore the Premises to their good order and condition. Any such trade fixture not removed prior to such termination shall be considered abandoned property, but such abandonment shall not release Tenant of its obligation to pay for the cost of removing such trade fixtures and repairing any damage caused by the removal.

17.	QUIET ENJOYMENT

Landlord covenants that, upon payment of the rent herein provided and performance by the Tenant of all other covenants herein contained, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the term hereof and options.

18.	SURRENDER OF PREMISES

Upon the expiration or termination of this Lease, Tenant shall quit and surrender the Premises to the Landlord broom clean and shall remove all of its property therefrom. If the removal of any such property shall result in damaging the Premises, or leaving any holes in the floors, walls or ceiling therein, the Tenant shall make the appropriate repairs with Landlord approved building materials prior to the expiration of this Lease. The obligation of this paragraph shall survive the termination of the Lease.

19.	INSURANCE

Tenant covenants and agrees to maintain and carry, at all times during the term of this Lease, in companies qualified and authorized to transact business in the State of Maryland, general liability insurance in amounts of $1,000,000.00 per occurrence which shall include damage to property on the Premises or arising out of the use thereof by Tenant or its agents. All such policies of insurance shall not be canceled, except on thirty (30) days written notice to the Landlord for all reasons except non-payment, which will be a seven (7) notice period, and all such policies shall name Landlord as an additional insured.

Landlord shall procure and maintain throughout the Term of this Lease a policy or policies of insurance, at its sole cost and expense (but subject to Section 6), causing the Building and any other related improvements to be insured under a Causes of Loss - Special Form property insurance policy in an amount equal to the full replacement value of the Building and any such other improvements (excluding the cost of excavation) and a policy of commercial general liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000,00).

Landlord shall require the other tenants in the Building to obtain and maintain the same amount and type of insurance as required of Tenant in this Lease during the terms of such other tenants’ leases.

Prior to the Commencement Date or during the term of this Lease, upon Landlord’s request, Tenant shall furnish Landlord with satisfactory proof that the insurance herein provided for is at all times in full force and effect.

Each party shall employ reasonable efforts to require that their respective insurance policies referenced above will contain the following: (a) mutual waivers of subrogation rights; and (b) a provision naming the other party as an “additional insured”. Each party shall promptly notify the other in writing if such provisions cannot be incorporated into their respective policies in which event the parties and their insurers shall thereafter endeavor in good faith to incorporate such alternative policy provisions as may be commercially reasonable in the opinion of Landlord’s insurer.

20.	INDEMNIFICATION

Tenant shall indemnify and hold harmless the Landlord from, and name Landlord as an additional insured on Tenant’s policy regarding, any and all liability, damage, expense, cause of action, or claims arising out of injury to any persons or to property on the Premises, Building and Common Areas, except for the negligence, willful misconduct, illegal conduct or breach of this Lease by Landlord, its agents, employees, or servants.

Landlord shall indemnify and hold harmless the Tenant from, and name Tenant as an additional insured on the Landlord’s policy regarding, any and all liability, damage, expense, cause of action or claims arising out of injury to any persons or to property on the Premises, Building and Common Areas, except for the negligence, willful misconduct, illegal conduct or breach of this Lease by Tenant, its agents, employees, or servants.

21.	DAMAGE BY FIRE OR CASUALTY

(a)	If the Premises are damaged by fire or other casualty, but are not thereby rendered untenantable in whole or in part, Landlord, at its own expense, and subject to the limitations set forth in this Lease, shall cause such damage to be repaired and the Minimum Rent and Additional Rent shall not be abated.

If, by reason of any damage or destruction, the Premises shall be rendered untenantable in whole or in part and cannot be repaired and made tenantable within ninety (90) days after such damage: (i) Landlord, at its option and its own expense, may cause the damage to be repaired and the Minimum Rent and Additional Rent shall be abated proportionately as to the portion of the Premises rendered untenantable while it is untenantable; or (ii) Landlord or Tenant shall have the right, to be exercised by notice in writing delivered to the other within thirty (30) days of the occurrence of such damage or destruction, to terminate this Lease, whereupon the Minimum Rent and Additional Rent shall be adjusted as of the date of such termination.

In the event substantially all of the Premises are rendered untenantable for the business of the Tenant as a result of a casualty or other event not due to Tenant’s acts or omissions and the Premises cannot be substantially restored for the business use of the Tenant within ninety (90) days of such event, Tenant shall have the right to terminate this Lease upon delivery of written notice to Landlord no later than thirty (30) days following such event.

(b)	In the event that twenty-five percent (25%) or more of the rentable floor area of the Building shall be damaged or destroyed by fire or other cause, notwithstanding that the Premises may be unaffected by such fire or other damage, Landlord and Tenant shall have the right, to be exercised by notice in writing delivered to other party within thirty (30) days after such occurrence, to terminate this Lease. Upon the giving of such notice, the Minimum Rent and Additional Rent shall be adjusted as of the date of termination and this Lease shall thereupon terminate.

22.	ASSIGNMENT OR SUBLETTING

Tenant acknowledges that Landlord has entered into this Lease because of Tenant’s financial strength, goodwill, ability and expertise and that accordingly, this Lease is personal to Tenant. Taking this into consideration, Tenant shall not assign, mortgage, sublet, pledge or encumber this Lease, in whole or in part, except with the written consent of the Landlord, which shall not be unreasonably withheld, except that Tenant may assign this Lease or its interest therein or sublease the Premises to Tenant’s parent corporation, Tenant’s direct subsidiaries or entities under common control with Tenant or to Tenant’s successor by way of merger, consolidation, sale of assets, joint venture controlled by Tenant, or partnership of which Tenant is the sole general partner without the consent of Landlord. Tenant agrees that, in the event of any such assignment or subletting, Tenant and its assignee or sublessee shall nevertheless remain jointly and severally liable for the performance of all terms, covenants, and conditions of this Lease. Landlord’s failure to deny Tenant’s written request for consent within ten (10) days after receipt shall be deemed consent to such request.

In the event the Landlord consents to an assignment of the Lease, any money, additional rent or other consideration to be paid to Tenant for the assignment shall be paid to the Landlord as partial consideration for the Landlord’s consent to the assignment.

In the event the Landlord consents to a sublease of the Premises, or any portion thereof, Tenant shall pay to the Landlord fifty percent (50%) any money, rent or other consideration paid to the Tenant by any subtenant in excess of the pro-rata portion of the rent for such space then being paid by Tenant to Landlord under this Lease, less Tenant’s actual costs of such subletting. All sums payable hereunder by Tenant shall be paid to Landlord as additional rent immediately upon the receipt thereof by Tenant.

23.	SUBORDINATION AND ATTORNMENT

This Lease shall be subject to and subordinate at all times to the lien of any mortgage and/or deeds of trust and all land leases now or hereafter made on any portion of the Premises, and to all advances thereunder, provided the mortgagee or trustee named in said mortgage or deed of trust shall agree to recognize this Lease and agrees, in the event of foreclosure, not to disturb the Tenant’s possession hereunder, provided Tenant is not in default under this Lease. This subordination shall be self-operative and no further instrument of subordination shall be required.

If any proceedings are commenced to foreclose any mortgage or deed of trust encumbering the Premises, Tenant agrees to attorn to the purchaser at the foreclosure sale, if requested to do so by any such purchaser, and to recognize such purchaser as the Landlord under this Lease, provided such purchaser shall agree that Tenant’s rights hereunder shall not be disturbed so long as Tenant has not committed any event of default as to which the applicable cure period has expired.

24.	CONDEMNATION

(a)	If the whole of the Premises shall be taken by any public or quasi-public authority under the power of eminent domain, condemnation or conveyance in lieu thereof, then this Lease shall terminate as of the date on which possession of the Premises is required to be surrendered to the condemning authority and the Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired term of this Lease. Tenant shall have the right to claim, however, the unamortized cost of any improvements or additions made to the Premises by Tenant at its cost, the value of any Tenant fixtures and furnishings and any moving expenses (collectively, “Tenant’s Claim”).

(b)	If a portion of the Premises, Building or Common Areas shall be so taken or conveyed, and if such partial taking or conveyance shall render the Premises unsuitable for the business of the Tenant, then the term of this Lease shall cease and terminate as of the date on which possession of the portion of the Premises is surrendered to the condemning authority, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired term of this Lease, but will have the right to make Tenant’s Claim against such public or quasi public authority.

In the event that in Tenant’s reasonable judgment such partial taking or conveyance is not extensive enough to render the Premises untenantable for the business of Tenant, this Lease shall continue in full force and effect, except that the Minimum Rent shall be reduced in the same proportion that the floor area of the Premises so taken or conveyed bears to such floor area immediately prior to such taking or conveyance.

In the event of such partial taking and continuation of Lease, Landlord shall promptly restore the Premises as nearly as practical to the condition comparable to that which existed prior to the condemnation.

25.	EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an event of default hereunder:

(a)

Failure of Tenant to pay installment of Minimum Rent or scheduled payments of Operating Expenses or additional sums due under this Lease within five (5) days of the due date, or failure of Tenant to pay within fifteen (15) days following written notice any other sum herein required to be paid by Tenant. Notwithstanding the foregoing, Landlord shall be required to deliver to Tenant written notice of the failure to pay

Minimum Rent and/or such payments of Operating Expenses two (2) times in every twelve (12)-month period, in which event Tenant shall be deemed to be in default only if such failure continues for five (5) business days after receipt of such written notice from Landlord.

(b)	Tenant’s failure to perform any other covenant or condition of this Lease within thirty (30) days following Tenant’s receipt of written notice from Landlord, unless the failure is of such a character as to require more than thirty (30) days to cure in which event Tenant’s failure to proceed diligently to cure such failure shall constitute an event of default.

26.	LANDLORD’S REMEDIES

Upon the occurrence of any event of default, Landlord may, at Landlord’s sole option, exercise any or all of the following remedies, together with any such other remedies as may be available to Landlord at law or in equity.

(a)	Landlord may terminate this Lease by giving Tenant written notice of its election to do so, as of a specified date not less than thirty (30) days after the date of the giving of such notice and this Lease shall then expire on the date so specified, and Landlord shall then be entitled to immediately regain possession of the Premises as if the date had been originally fixed as the expiration date of the term of this Lease. Landlord may then re-enter upon the Premises, either with or without due process of law (after providing twenty-four (24) hours prior notice), and remove all persons therefrom, the statutory notice to quit or any other notice to quit being hereby expressly waived by Tenant. Tenant expressly agrees that the exercise by Landlord of the right of re-entry shall not be a bar to or prejudice in any way other legal remedies available to Landlord. In that event, Landlord shall, at its option, be entitled to recover from Tenant as and for liquidated damages an amount equal to the rent and additional rent reserved in this Lease less any and all amounts received by Landlord from the rental of the Premises to another tenant. Nothing herein contained, however, shall limit or prejudice the right of Landlord to prove for and obtain an award for damages, by reason of such termination, of an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which such damages are to be proved, whether or not such amount may be greater, equal to, or less than the amount of the difference referred to above, and the Landlord may, in his own name, but as agent for Tenant, re-let the Premises. Any recovery by the Landlord shall be limited to the rent hereunder (plus any costs incurred in re-letting) less any rent actually paid by the new tenant.

(b)	No termination of this Lease or any taking of possession of the Premises shall deprive Landlord of any of its remedies or actions against Tenant for past or future rent, nor shall the bringing of any action for rent or breach of covenant, or the resort to any other remedy herein provided for the recovery of rent, be construed as a waiver of the right to obtain possession of the Premises.

(c)	In addition to any damages becoming due under this paragraph, Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord an amount equal to all expenses, including reasonable attorneys’ fees, if any, incurred by the Landlord in recovering possession of the Premises, and all reasonable costs and charges for the care of said Premises while vacant, which damages shall be due and payable by Tenant to Landlord at such time or times as such expenses are incurred by the Landlord.

(d)	In the event of a default or threatened default by Tenant of any of the terms or conditions of this Lease, Landlord shall have the right of injunction and the right to invoke any remedy allowed by law or in equity as if no specific remedies of Landlord were set forth in this Lease.

(e)	If a Tenant default be made and a compromise and settlement shall be had thereupon, it shall not constitute a waiver of any covenant herein contained, nor of the Lease itself.

26A.	LANDLORD DEFAULT.

If Landlord defaults in the performance or observance of any of its obligations under this Lease (a “Landlord Default”), Tenant may deliver to Landlord written notice specifying the manner in which Landlord has defaulted (“Default Notice”), and if such Landlord Default has not been cured by Landlord within thirty (30) days after the delivery of the Default Notice, or (a) such shorter period after delivery of the Default Notice as may be appropriate in the case of an emergency, or (b) such longer period as may be reasonably necessary to cure such default if it cannot practicably be cured within thirty (30) days, provided Landlord proceeds with diligence to cure such default at the earliest practicable date, then Tenant shall have the right (but not the obligation) to perform such obligation on Landlord’s account. In the event Tenant cures any such Landlord Default, the reasonable costs and expenses incurred by Tenant therefor, shall be reimbursed by Landlord within thirty (30) days after receipt of demand and detailed invoice therefor. In addition to the foregoing remedy of Tenant, in the event of a Landlord Default which remains uncured for the duration of the notice and cure period set forth above, and as a result of such Default the Premises are inaccessible or untenantable for the business of the Tenant for a period of ninety (90) consecutive days, then, in such event, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord at any time after such cure period while such Landlord Default remains uncured.

27.	RIGHTS OF LANDLORD

Landlord reserves the following rights with respect to the Premises:

(a)	During normal business hours, upon 24 hours notice, to go upon and inspect the Premises, and at Landlord’s option, to make repairs, alterations and additions to the Premises or the Building of which the Premises are a part, provided there is no interference with Tenant’s occupancy. An Agent of the Tenant may be present for inspection, if requested by Tenant.

(b)	To display, within sixty (60) days prior to the expiration of this Lease or after notice from either party of intention to terminate this Lease, a “For Rent” sign, and all of said signs which shall be placed upon such part of the Premises as Landlord shall determine, except on doors leading into the Premises. Prospective purchasers or tenants authorized by Landlord may inspect the Premises during normal business hours following adequate notice to Tenant.

(c)	To install, place upon, or fix to the roof and exterior walls of the Premises, equipment, signs, displays, antennae, and any other object or structure of any kind, providing the same shall not materially impair the structural integrity of the Building or interfere with Tenant’s occupancy or conduct of Tenant’s business.

28.	HOLDING OVER

If Tenant holds possession of the Leased Premises after the Expiration Date or other termination of this Lease, Landlord shall, at its sole option, have the right to treat Tenant as a tenant by the month commencing with the first day after the termination of the Lease at one hundred fifty percent (150%) of the monthly Minimum Rent paid during the last month of the Term, and upon all the other terms of this Lease, including the provisions of this paragraph. Said holdover term shall terminate upon thirty (30) days’ notice from one party to the other. Notwithstanding the foregoing, nothing contained herein shall be construed as a requirement that Landlord consents to the occupancy or possession of the Leased Premises by Tenant after the termination of the Lease, and Landlord, upon said termination of this Lease, if Landlord elects to treat Tenant as a trespasser, shall be entitled to the benefit of all public general or public laws relating to the speedy recovery of the possession of land and tenements held over by Tenant, whether now or hereafter in force and effect.

29.	WAIVER OF CLAIMS

Except as may result from a party’s gross negligence, willful misconduct, or illegal conduct, or breach of this Agreement, such party, its agents, employees, and contractors shall not be liable for, and the other party hereby releases all claims for, damages to persons or property sustained by such other party (or any person claiming through such other party) resulting from any fire, accident, occurrence or condition in or upon the Premises or Building, including but not limited to such claims for damage resulting from (1) any defect in or failure of plumbing, heating or air-conditioning equipment, electric wiring or installation thereof, water pipes, stairs, railings or walks; (2) any equipment or apparatus becoming out of repair; (3) the bursting, leaking or running of any tank, washstand, water closet, waste pipe, drain or any other pipe or tank, upon or about the Building or Premises; (4) the backing up of any sewer pipe or downspout; (5) the escape of steam or hot water; (6) water, snow or ice being upon or coming through the roof or any other place upon or near the Building or Premises or otherwise; (7) the falling of any fixtures, plaster or stucco; (8) broken glass; and (9) any act or omission of occupants of adjoining or contiguous property or buildings.

30.	NOTICE

All notices required under this Lease shall be given in writing and shall be deemed to be properly serviced if sent by certified or registered United States Mail, postage prepaid, as follows:

If to the Landlord:	RED GATE III LLC 15215 Shady Grove Road Suite 201 Rockville, Maryland 20850

If to the Tenant:	MACROGENICS, INC. 9640 Medical Center Drive Rockville, Maryland 20850

or to such other address as either may have designated from time to time by written notice to the other. The date of service of such notices shall be the date such notices are deposited in any United States Post Office.

31.	COVENANTS OF TENANT

Tenant covenants and agrees:

(a)	To give to Landlord prompt written notice of any accident, fire, or damage occurring on or to the Premises.

(b)	To keep the thermostats in the Premises set at a temperature sufficient to prevent freezing of water pipes, fixtures and HVAC units.

(c)	To keep the Premises clean, orderly, sanitary, and free from all objectionable odors and from insects, vermin and other pests.

(d)	To comply with the requirements of the State, Federal and County statutes, ordinances, and regulations applicable to Tenant and its use of the Premises, and to save Landlord harmless from penalties, fines, costs, and expenses resulting from failure to do so not caused by Landlord’s negligence, willful misconduct, illegal conduct or breach of this Lease, provided Tenant shall not be obligated to make structural repairs or alterations to so comply.

(e)	Tenant shall promptly pay all contractors, suppliers of material and persons it engages to perform work and provide materials for construction work on the Premises so as to minimize the possibility of a lien attaching to the Premises. Should any such lien be made or filed, Tenant shall cause the same to be discharged and released of record by bond or otherwise within ten (10) days of receipt of written request from Landlord.

(f)	Tenant is responsible for the security of the Premises.

32.	LANDLORD’S RIGHT TO ALTER SITE PLAN

Landlord shall, from time to time, have the right to alter or modify the site plan of the Building and to rearrange the driveways and parking areas, as well as the entrance and exits to the Premises, provided such alteration, modification or rearrangement does not adversely affect Tenant’s parking or Tenant’s access to the Premises.

33.	PARKING SPACES

Landlord agrees to furnish 2.7 unreserved parking spaces per thousand square feet of space occupied by the Tenant. There shall be no charge to Tenant for parking space use during the Term and any renewals of the Term

34.	ENTIRE AGREEMENT

This Lease contains the entire agreement of the parties. There are no oral agreements existing between them.

35.	SUCCESSORS AND ASSIGNS

This Lease, and the covenants and conditions herein contained shall inure to the benefit of and be binding upon the Landlord, its successors and assigns, and shall inure to the benefit of and be binding upon the Tenant, its successors and assigns, if permitted.

36.	BANKRUPTCY

If Tenant shall make an assignment of its assets for the benefit of creditors, or if Tenant shall file a voluntary petition in bankruptcy, or if any involuntary petition in bankruptcy or for receivership be instituted against the Tenant and the same be not dismissed within sixty (60) days of the filing thereof, or if Tenant shall be adjudged bankrupt, then and in any of said events, this Lease shall immediately cease and terminate at the option of the Landlord with the same force and effect as though the date of said event was the date herein fixed for expiration of the term of this Lease.

37.	NON-DELIVERY

In the event the Landlord shall be unable to give possession of the Premises because construction of the Premises is not complete or for any other cause reasonably beyond the control of the Landlord, the Landlord shall not be liable to Tenant for any damage resulting from failure to give such possession.

If the Premises are not delivered by April 1, 2015 Tenant shall have the right to terminate this Lease.

38.	PARTIAL INVALIDITY

If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance shall be held to be invalid and unenforceable, the remainder of this Lease, and the application of such terms, covenants, or conditions shall be valid and enforceable to the fullest extent permitted by law.

39.	FORCE MAJEURE

With the exception of those provisions contained herein regarding the payment of rent, the inability of either party to perform any of the terms, covenants or conditions of this Lease shall not be deemed a default if the same shall be due to any cause beyond the control of that party.

40.	ESTOPPEL CERTIFICATE

The Tenant shall from time to time, within ten (10) days after being requested to do so by the Landlord or any mortgagee, execute, acknowledge and deliver to the Landlord (or, at the Landlord’s request, to any existing or prospective purchaser, transferee, assignee or Mortgagee of any or all of the Premises) an instrument in recordable form, certifying (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full force and effect as so modified, stating therein the nature of such modification); (b) as to the dates to which the Minimum Rent and other charges arising hereunder have been paid; (c) as to the amount of any prepaid rent or any credit due to the Tenant hereunder; (d) that the Tenant has accepted possession of the Premises (if Landlord has delivered the Premises in accordance with this Agreement), and the Commencement Date; (e) as to whether, to the best knowledge, information and belief of the signer of such certificate, the Landlord or the Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); and (f) as to any other fact or condition reasonably requested by the Landlord or such other addressee. In the event the Tenant fails or refuses to provide such a certificate, and following five (5) business days’ written notice and opportunity to cure, at Landlord’s option: (i) the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder, in which event Tenant shall be liable to Landlord for any resulting loss or damage (including reasonable counsel fees) up to a maximum amount of One Million Dollars ($1,000,000.00); or (ii) it shall be conclusive upon Tenant that (a) this Lease is in full force and effect, without modification, (b) there are no material uncured defaults in Landlord’s performance, (c) not more than one (1) month’s Base Rent has been paid in advance, (d) all Tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations and (e) Tenant has taken possession of the Premises.

41.	EXPANSION AND RIGHT OF FIRST OFFER

Subject to availability and any existing expansion rights of other tenants in the Building, Tenant shall have the first right to expand into the remaining space in the Building during its term. The Minimum Rent rate would be at the then current escalated rental rate. In the event any additional office space in the Building becomes available for leasing during the initial Term of this Lease, Landlord shall first offer, by written submission to the Tenant, the terms under which it intends to offer the space for lease. If the Landlord and Tenant shall not have executed a lease agreement for such additional space within forty-five (45) days after Tenant’s receipt of such notice, Landlord shall have the unfettered right to lease all or any portion of the Building upon such terms and conditions as the Landlord may desire.

42.	SIGNAGE

Tenant shall have the right, at its expense, to put Tenant’s name on the building’s façade and/or Premises at Tenant’s expense. Any such signage shall comply with any rules, regulations and covenants applicable and mutually agreeable between the parties and any applicable government agencies. Tenant, at its expense, shall at all times maintain such exterior signage in good condition.

43.	LENDER APPROVAL.

Landlord’s execution and delivery of this Lease shall be conclusive evidence of approval by any financial institution possessing the right to approve leases for space in the Building.

44.	DECONTAMINATION OF PREMISES.

Landlord, at its sole cost, shall obtain and provide to Tenant a report evidencing the decontamination of the Premises prior to the Commencement Date.

45.	BROKER PARTICIPATION.

Landlord and Tenant agree, understand and recognize that there are no brokers other than CBRE, Inc. and J Street Companies (“Brokers”) participating in this transaction and that Landlord will compensate Brokers under terms of a separate agreement.

IN WITNESS WHEREOF, the parties have caused this Lease Agreement to be executed on the year and date first written.

LANDLORD:

WITNESS:	RED GATE III LLC

/s/ William M. Rickman
By: William M. Rickman

TENANT:

WITNESS:	MACROGENICS, INC.

/s/ Scott Koenig, M.D., PhD
By: Scott Koenig, M.D., PhD

EXHIBIT A

To be attached.

To include:

•	The approved floor plan will include the segregation of space from Common Areas and other Building tenants such that entry to all Building tenants space may be controlled and locked.

•	Re-paint, re-carpet, re-tile entire Premises.

•	Replace all damaged and discolored ceiling tiles

•	Balance HVAC

•	Provide building standard lunch room cabinetry and sink as well as adequate electrical installation for a refrigerator and microwave. Kitchen appliances will be supplied by Tenant.

EXHIBIT B

FLOOR PLAN